Exhibit 99.1

American States Water Company Announces Agreement to Resolve Litigation and Eminent Domain Action of Its Ojai Water System

SAN DIMAS, Calif.--(BUSINESS WIRE)--April 13, 2017--American States Water Company (NYSE:AWR) announced today that on April 12, 2017 the Board of Directors of Casitas Municipal Water District (“Casitas”) approved a settlement agreement with Golden State Water Company (“GSWC”), a wholly owned subsidiary of AWR, and a group of citizens referred to as Ojai Friends of Locally Owned Water (“Ojai FLOW”) to resolve an eminent domain action and other litigation brought by Casitas and Ojai FLOW against GSWC. Under the terms of the settlement agreement, Casitas will acquire the operating assets of GSWC’s Ojai water system by eminent domain for approximately $34.5 million, including payments for unpaid receivables and regulatory assets subject to a post-closing final reconciliation. Under the agreement, Casitas and Ojai FLOW have also agreed to dismiss all claims against GSWC, which sought damages against GSWC stemming from Casitas’ proposal to issue bonds to finance the acquisition of GSWC’s Ojai water system.

GSWC, which has owned and operated the 2,900-connection Ojai water system since 1929, will continue operating the water system until all conditions to the settlement agreement have completed. It is estimated that the transaction will close in June 2017 following satisfaction of all closing conditions.

“Golden State Water has proudly served Ojai for more than 85 years. We are pleased with the terms of this settlement agreement, which we believe will enable us to achieve a comprehensive resolution of this eminent domain action. We look forward to working closely with Casitas to facilitate a seamless transfer of ownership of the Ojai water system,” said Robert J. Sprowls, President and Chief Executive Officer of American States Water Company. “As we go through the transition, we will ensure that Ojai customers continue to receive the same excellent customer service from Golden State Water that they have been provided for over eight decades,” Sprowls continued.

About American States Water Company

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 261,000 customers located within 75 communities throughout 10 counties in Northern, Coastal and Southern California. The company also distributes electricity to approximately 24,000 customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country under 50-year privatization contracts with the U.S. government.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 62 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result.

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707